                                                                     EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER
                               AND REORGANIZATION


                                  BY AND AMONG


                           NATIONAL MEDIA CORPORATION,
                 DA ACQUISITION CORP, DIRECTAMERICA CORPORATION,
                       CALIFORNIA PRODUCTION GROUP, INC.,
                        JOHN W. KIRBY, BRUCE D. GOODMAN,
                               AND PAUL R. BRAZINA



















                          DATED AS OF OCTOBER 24, 1995

                                TABLE OF CONTENTS

                                                                           Page
ARTICLE 1
   1.1     The Merger......................................................  2
   1.2     Effective Time..................................................  2
   1.3     Effect of the Merger............................................  2
   1.4     Certificate of Incorporation; By-laws...........................  2
   1.5     Directors and Officers..........................................  3
   1.6     Effect of Capital Stock.........................................  3
   1.7     Taking of Necessary Action; Further Action......................  5
   1.8     Material Adverse Effect; Ordinary Course of Business............  5
   1.9     Tax Consequences................................................  6
ARTICLE 2
   2.1     Organization and Qualification; Subsidiaries....................  6
   2.2     Articles of Incorporation and By-laws...........................  6
   2.3     Capitalization..................................................  7
   2.4     Authority Relative to this Agreement............................  7
   2.5     No Conflict; Required Filings and Consents......................  8
   2.6     Compliance; Permits.............................................  9
   2.7     Financial Statements............................................  9
   2.8     Absence of Certain Changes or Events............................  9
   2.9     No Undisclosed Liabilities and Commitments...................... 10
   2.10    Royalties and Production Schedules.............................. 10
   2.11    Absence of Litigation........................................... 11
   2.12    Employee Benefit Plans; Employment Agreements................... 11
   2.13    Labor Matters................................................... 13
   2.14    Registration Statement.......................................... 13
   2.15    Restrictions on Business Activities............................. 13
   2.16    Title to Property............................................... 13
   2.17    Taxes........................................................... 14
   2.18    Environmental Matters........................................... 16
   2.19    Brokers......................................................... 17
   2.20    Full Disclosure................................................. 17
   2.21    Intellectual Property........................................... 17
   2.22    Interested Party Transactions................................... 19
   2.23    Insurance....................................................... 19
ARTICLE 3
   3.1     Organization and Qualification.................................. 19
   3.2     Authority Relative to this Agreement............................ 20
   3.3     No Conflict; Required Filings and Consents...................... 20
   3.4     Certificate of Incorporation and By-laws........................ 21
   3.5     Capitalization.................................................. 21
   3.6     Compliance; Permits............................................. 21
   3.7     SEC Filings; Financial Statements............................... 22
   3.8     Absence of Certain Changes or Events............................ 23
   3.9     Restrictions on Business Activities............................. 23

                                       (i)

   3.10    Title to Property............................................... 23
   3.11    Full Disclosure................................................. 23
   3.12    No Undisclosed Liabilities...................................... 24
   3.13    Absence of Litigation........................................... 24
   3.14    Insurance....................................................... 24
   3.15    Registration Statement.......................................... 24
   3.16    Taxes........................................................... 25
   3.17    Brokers......................................................... 25
   3.18    No Stockholder Vote............................................. 25
   3.19    Employee Benefit Plans.......................................... 25
ARTICLE 4
   4.1     Conduct of Business by the Companies Pending the Merger......... 27
   4.2     No Solicitation or Sale of Capital Stock........................ 29
   4.3     Conduct of Business by Parent Pending the Merger................ 30
ARTICLE 5
   5.1     Registration Under the Securities Act........................... 31
   5.2     Access to Information........................................... 34
   5.3     Consents; Approvals............................................. 35
   5.4     Notification of Certain Matters................................. 35
   5.5     Further Action.................................................. 35
   5.6     Public Announcements............................................ 35
   5.7     Listing of Parent Common Stock.................................. 35
   5.8     Conveyance Taxes................................................ 36
ARTICLE 6
   6.1     Conditions to the Merger........................................ 36
   6.2     Additional Conditions to Obligations of Parent and Merger Sub... 36
   6.3     Additional Conditions to Obligations of the Companies and
           the Holders..................................................... 38
ARTICLE 7
   7.1     Termination..................................................... 40
   7.2     Effect of Termination........................................... 40
   7.3     Fees and Expenses............................................... 41
ARTICLE 8
   8.1     Survival........................................................ 41
   8.2     Indemnification................................................. 42
   8.3     Conditions of Indemnification for Third Party Claims............ 43
   8.4     Payment of Claims............................................... 44
   8.5     Set-Off......................................................... 44
ARTICLE 9
   9.1     Disclosure Schedules............................................ 45
   9.2     Notices......................................................... 45
   9.3     Certain Definitions............................................. 46
   9.4     Amendment....................................................... 47
   9.5     Waiver.......................................................... 47
   9.6     Headings........................................................ 47
   9.7     Severability.................................................... 47
   9.8     Entire Agreement................................................ 47
   9.9     Assignment, Merger Sub.......................................... 48

                                      (ii)

   9.10    Parties In Interest............................................. 48
   9.11    Failure or Indulgence Not Waiver; Remedies Cumulative........... 48
   9.12    Governing Law................................................... 48
   9.13    Counterparts.................................................... 48
   9.14    Joint Participation............................................. 48
   9.15    Exhibits and Schedules.......................................... 48
   9.16    Waiver of Jury Trial............................................ 48






                                      (iii)

                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

          Agreement and Plan of Merger and Reorganization, dated as of October 24, 1995 (this "Agreement"), by and among National Media Corporation, a Delaware corporation ("Parent"), DA Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), DirectAmerica Corporation, a Delaware corporation ("DA"), California Production Group, Inc., a Nevada corporation ("CPG" and collectively with DA, the "Companies"), John W. Kirby ("Kirby"), Bruce D. Goodman ("Goodman") and Paul R. Brazina ("Brazina" and collectively with Kirby and Goodman, the "Holders").

                                   WITNESSETH:

          WHEREAS, the Boards of Directors of Parent, Merger Sub and each of the Companies have each determined that it is advisable and in the best interests of their respective stockholders for the Companies to be acquired by Parent pursuant to the merger (the "Merger") of the Companies with and into Merger Sub upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance thereof, the Boards of Directors of Parent and Merger Sub and the Boards of Directors and stockholders of each of the Companies have each approved the Merger in accordance with the applicable provisions of the Delaware General Corporation Law ("Delaware Law") and the Nevada Corporation law ("Nevada Law") and upon the terms and subject to the conditions set forth herein;

          WHEREAS, pursuant to the Merger, all of the outstanding capital stock of DA and CPG shall be exchanged for the Merger Consideration (as defined in Section 1.6(a) hereof), upon the terms and subject to the conditions set forth herein;

          WHEREAS, as an inducement to the Parent's willingness to enter into this Agreement, each of the Holders is hereby agreeing to terminate his existing employment agreement(s) with the Companies and to enter into a new employment agreement with Merger Sub in substantially the forms attached hereto as Exhibits A-C; and

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, DA, CPG and each of the Holders hereby agree as follows:


                                   ARTICLE 1.

                                   The Merger

          Section 1.1 The Merger.

          (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement, Nevada Law and Delaware Law, respectively, DA and CPG shall each be merged with and into the Merger Sub, the separate corporate existences of each of DA and CPG shall cease, and the Merger Sub shall continue as the surviving corporation. The Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

          (b) Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the consummation of the Merger will take place upon the latter of (i) the satisfaction or waiver of the conditions set forth in
Article VI hereof and (ii) October 24, 1995, at the offices of Klehr, Harrison, Harvey, Branzburg & Ellers, 1401 Walnut Street, Philadelphia, Pennsylvania 19102, or such other date, time or place is agreed to in writing by the parties hereto (the date of the consummation of the Merger is hereinafter referred to as the "Closing Time").

          Section 1.2 Effective Time. As promptly as practicable after the Closing Time, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger"), together with any required certificates, with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of Nevada Law and Delaware Law, respectively (the time of such filing being the "Effective Time").

          Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Nevada Law and Delaware Law, respectively. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Companies and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Companies and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.4 Certificate of Incorporation; By-Laws.

          (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time to read as follows:
"FIRST"  The name of the corporation is "DirectAmerica Corporation".

          (b) By-Laws. At the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

          Section 1.5 Directors and Officers. The officers and directors of Merger Sub immediately following the Effective Time shall be as set forth on Exhibit D attached hereto, in each case until their respective successors are duly elected or appointed and qualified.

          Section 1.6 Effect on Capital Stock. Subject to the terms and conditions contained herein, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, DA, CPG or any of the
Holders:

          (a) Conversion of Securities. All of the shares of capital stock of DA and CPG and all Stock Purchase Rights (as defined in Section 2.3 hereof) issued and outstanding as of the Effective Time (collectively, the "Shares") shall be canceled, and the holders of such Shares, shall receive, in the aggregate, 554,456 shares of validly issued, fully paid and nonassessable shares of common stock of Parent, $.01 par value per share (the "Parent Common Stock"). No fraction of a share of Parent Common Stock shall be issued hereunder and no cash shall be issued in lieu of any such fractional shares which would otherwise be issuable thereof. The Parent Common Stock issuable under this Section 1.6(a) is referred to herein as the "Merger Consideration". Immediately upon the Effective Time, all capital stock of the Companies and all Stock Purchase Rights shall automatically be canceled and all rights of holders of such capital stock and Stock Purchase Rights with respect thereto shall cease and be extinguished. The Merger Consideration shall be allocated among the holders of the Shares as set forth in Exhibit E attached hereto.

          (b) Cancellation. Each Share held in the treasury of either of the Companies immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of either of the Companies, cease to be issued, be canceled and retired without payment of any consideration therefor and cease to exist.

          (c) Capital Stock of Merger Sub. Each share of common stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (d) Adjustments to Merger Consideration. In the event Parent shall effect any stock split, reverse split, stock dividend (including any dividend or other similar distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock after the date hereof and prior to the Effective Time, the number of shares of Parent Common Stock issuable as Merger Consideration hereunder shall be adjusted to reflect fully such split, dividend, reorganization, recapitalization or change.

          (e) Additional Merger Consideration. If the sum of (i) the royalty payments ("Royalties") actually received by the Surviving Corporation under any contractual rights of the Surviving Corporation to receive Royalties regarding the sale of products for which the Surviving Corporation (or either of the Companies) produced infomercials and (ii) the Imputed National Media Royalties (as hereinafter defined) during the consecutive twelve (12) month period ending January 31, 1997 (the "Period") exceeds $5 million (such excess is referred to herein as the "Differential"), then as soon as practicable following calculation of the appropriate number of shares, Parent shall deliver to the holders of Shares set forth in Exhibit E, pro rata in proportion to the number of shares of Parent Common Stock each is receiving pursuant to Section 1.6(a) hereof, an aggregate number of shares of Parent Common Stock that is equal to the Differential multiplied by 1.8 divided by the Average Closing Price (as hereinafter defined). The Surviving Corporation agrees that it shall operate its business in good faith so as not to intentionally defeat the rights of such holders to additional consideration under this Section 1.6(e). For purposes of this Section 1.6(e), the following terms shall have the following meanings:

                 "Imputed National Media Royalties" shall mean the amount of Royalties which would be payable to the Surviving Corporation by Parent had the Companies not merged with and into Surviving Corporation and (i) as to agreements in place on the Effective Date, shall be calculated based on the royalty rates, and shall otherwise be determined, as specified therein; and (ii) as to infomercials produced after the Effective Date, shall be calculated based on the royalty rates and shall otherwise be determined as set forth in that certain agreement by and between the Companies and Parent dated November 11, 1994, with respect to Blue Coral Touchless Car Products.

                 "Average Closing Price" shall mean the average closing price of Parent Common Stock as reported by the New York Stock Exchange for the twenty
(20) consecutive trading days ending on the date which is the last day of the Period.

          (f) Delivery of Certificates. At the Effective Time, Parent will cause to be delivered to each holder of Shares (in accordance with Section 1.6(a) hereof) certificate or certificates, appropriately registered in the name of the holder, representing the shares of Parent Common Stock issuable as Merger Consideration hereunder.

          (g) Withholding Rights. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder pursuant to this Agreement such amounts as Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local, provincial or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

          (h) At the Effective Time, the stock transfer books of each of DA and CPG shall be closed, and there shall be no further registration of transfers of the capital stock of either DA or CPG thereafter on the records of either of the Companies. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation for any reason, they shall be canceled and deemed null and void.

          Section 1.7 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub, DA, CPG and each of the Holders in good faith will take, and will cause any other persons who are or become holders of DA common stock,

$.01 par value ("DA Common Stock") or CPG common stock, no par value ("CPG Common Stock") at or prior to the Effective Time to take, all such commercially reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent, the Companies and Merger Sub, the officers and directors of the Companies and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

          Section 1.8 Material Adverse Effect; Ordinary Course of Business. When used in connection with either Company or any of their respective subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "Material Adverse Effect", or any derivation thereof, means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, prospects or results of operations of such Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole.

          When used in connection with either Company or any of their respective subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "ordinary course of business", or derivations thereof, means the normal conduct of business consistent with past practice except that no action which is contrary to law, order, rule or regulation or otherwise contrary to commercial reasonableness shall be considered to be in the ordinary course of business.

          1.9 Tax Consequences. It is intended by the parties hereto, that the Merger constitute a tax-free reorganization within the meaning of Section 368 of the code. The parties hereto agree to utilize commercially reasonable efforts, and to cooperate with each other, to cause the Merger to be a tax-free reorganization within the meaning of Section 368 of the Code; provided, however, that neither Parent nor Merger Sub shall be required to take any position contrary to its interest.

                                   ARTICLE 2.

         Representations and Warranties of the Companies and the Holders

          Each of the Companies and each Holder hereby, jointly and severally, represents and warrants to Parent and Merger Sub (which representations and warranties shall be true and correct on the date hereof and at the Effective Time and, with respect to the representation contained in Section 2.14, shall also be true and correct each time such Registration Statement (as defined in Section 5.1 hereof) is filed with the Securities and Exchange Commission (the "SEC") or other regulatory agency); provided, however, that neither Goodman nor Brazina makes any representation or warranty hereunder with respect to CPG:

          Section 2.1 Organization and Qualification; Subsidiaries. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (collectively "Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not or is not reasonably likely to have a Material Adverse Effect. Each of the Companies is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not or is not reasonably likely to have a Material Adverse Effect. Neither Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture or other business association, entity or person.

          Section 2.2 Articles of Incorporation and By-Laws. Each Company has heretofore delivered to Parent complete and correct copies of its Articles of Incorporation and By-Laws, as amended to date certified as such by its Chief Operating Officer. Each of such Articles of Incorporation and By-Laws are in full force and effect. Neither Company is in violation of any of the provisions of its Articles of Incorporation or By-Laws or equivalent organizational documents.

          Section 2.3 Capitalization. The authorized capital stock of DA consists of Five Hundred Thousand (500,000) shares of DA Common Stock and no shares of preferred stock. As of the date hereof, One Hundred and Five Thousand (105,000) shares of DA Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and owned of record and beneficially by the Holders. The authorized capital stock of CPG consists of Five Thousand (5,000) shares of CPG Common Stock and no shares of preferred stock. As of the date hereof, Two Thousand Six Hundred Fifteen and one-half (2615.5) shares of CPG Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. All of such DA Common Stock and CPG Common Stock are owned of record and beneficially by the individuals named on Schedule 2.3 of the Company Disclosure Schedule free and clear of all security interests, liens, claims, pledges, agreements, limitations charges or other encumbrances of any nature whatsoever. There are no options, warrants or other rights, agreements, arrangements or outstanding commitments of any character relating to the issued or unissued capital stock of either of the Companies or obligating either of the Companies to issue or sell any shares of capital stock of, or other equity interests in, either of the Companies (collectively, "Stock Purchase Rights") and, except as set forth on Schedule 2.3 of the Company Disclosure Schedule, neither Company has adopted or made any commitment to adopt any plan for the issuance of any of its capital stock or any Stock Purchase Rights. There are no obligations, contingent or otherwise, of either Company to repurchase, redeem or otherwise acquire any shares of capital stock of either of the Companies or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

          Section 2.4 Authority Relative to this Agreement. Each Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Company and the consummation by each Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of either Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each Company and each Holder and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes the legal, valid and binding obligation of each Company and each Holder, enforceable against each of the Companies and each Holder in accordance with its terms, except as the enforceability thereof may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

          Section 2.5 No Conflict; Required Filings and Consents.

          (a) Section 2.5(a) of that certain written disclosure schedule, dated of even date herewith, delivered by the Companies to Parent (the "Company Disclosure Schedule") includes a list of (i) all contracts to which either Company is a party and which provides for aggregate payments, either to or from a Company, of $10,000 or more and (ii) all other agreements which are material to the business, assets (including intangible assets) financial condition, prospects or results of operations of either Company ((i) and (ii) being, collectively, the "Material Contracts"). The Companies have delivered to Parent true and correct copies of all Material Contracts, as amended to date, certified as such by the Chief Operating Officer of the Companies.

          (b) Except as set forth in Section 2.5(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by each of the Companies and each of the Holders does not, and the performance of this Agreement by each of the Companies and each of the Holders will not, (i) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of either Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to either Company or any Holder or by which either Company or any such Holder or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default), or impair either Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract or any agreement to which a Holder is a party, or result in the creation of a lien or encumbrance on any of the properties or assets of either of the Companies pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either of the Companies is a party or by which either of the Companies or any of their respective properties is bound or affected.

          (c) The execution and delivery of this Agreement by the Companies and the Holders does not, and the performance of this Agreement by the Companies and the Holders will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the filing and recordation of appropriate merger or other documents as required by Nevada Law and Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Companies or the Holders from performing their respective obligations under this Agreement, or would not and is not reasonable likely to otherwise have a Material Adverse Effect. The provisions of Sections 78.378 to 78.3793, inclusive, of Nevada Law, the provisions of Section 78.411 to 78.444, inclusive, of Nevada Law and the provisions of Section 203 of Delaware Law are not applicable to the transaction contemplated by this Agreement.

          Section 2.6 Compliance; Permits.

          (a) Neither of the Companies is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, writ, judgment or decree applicable to it or by which it or any of its properties is bound or affected or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties is bound or affected, except for any such conflicts, defaults or violations which would not and is not reasonably likely to have a Material Adverse Effect.

          (b) Each of the Companies holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of its business (collectively, the "Company Permits"). Each of the Companies is in compliance with the terms of the Company Permits, except where the failure to so comply would not and is not reasonably likely to have a Material Adverse Effect.

          Section 2.7 Financial Statements. Each of the Companies has furnished to Parent its balance sheet as of December 31, 1994 and the related statements of income, stockholders' equity and cash flows for such Company for the year ended December 31, 1994 and its balance sheet (the "Balance Sheets") as of August 31, 1995 and the related statements of income, stockholders' equity and cash flows for such Company for the eight months ended August 31, 1995, certified by Brazina, as the Chief Financial Officer of the Companies and, with respect to the financial statements of DA, by Gary E. Quint, Vice President of Finance of DA. Except as set forth in Section 2.7 of the Company Disclosure Schedule, all such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and fairly present the position of each of the Companies as of December 31, 1994 and August 31, 1995, respectively, and the results of each of their operations for the year ended December 31, 1994 and the eight months ended August 31, 1995, respectively. Except as set forth in Section 2.7 of the Company Disclosure Schedule, since August 31, 1995, there has not been any change in the assets, liabilities or financial condition of either of the Companies from that reflected in the Balance Sheets except for changes in the ordinary course of business which in the aggregate have not had and are not reasonably likely to have a Material Adverse Effect.

          Section 2.8 Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Company Disclosure Schedule, since August 31, 1995 each of the Companies has conducted its business in the ordinary course and there has not occurred: (i) any amendments or changes in the Articles of Incorporation or Bylaws of either of the Companies; (ii) any damage to, or destruction or loss of, any assets of either of the Companies (whether or not covered by insurance) that had or is reasonably likely to have a Material Adverse Effect; (iii) any material depletion of any assets of either of the Companies; (iv) any change by either of the Companies in its accounting methods, principles or practices; (v) any revaluation by either of the Companies of any of its assets, including, without limitation, writing down the value of capitalized inventory, or writing off notes or accounts receivable other than in the ordinary course of business;
(vi) any redemption or other acquisition of capital stock by either of the Companies or any declaration or payment of any dividend or other distribution in cash, stock or property with respect to the capital stock of either Company;
(vii) any transfer of, or rights granted under, any material leases, licenses, agreements, patents, trademarks, trade names or copyrights other than those transferred or granted in the ordinary course of business; (viii) any mortgage, pledge, security interest or imposition of lien or other encumbrance on any asset of either of the Companies, except those that are immaterial and incurred in the ordinary course of business, or (ix) any early collection, at a discount or par, of any receivable of either of the Companies.

          Section 2.9 No Undisclosed Liabilities and Commitments. Except as is disclosed in the Balance Sheets and in Section 2.9 of the Company Disclosure Schedule, neither Company has any liabilities, obligations or commitments (absolute, accrued, contingent or otherwise) (collectively, the "Company Liabilities") except for such Company Liabilities (i) arising in the ordinary course of business under any contracts or agreements set forth in Sections 2.5(a) of the Company Disclosure Schedule and (ii) trade accounts payable (i.e., accounts payable, accrued expenses) and Taxes (as defined in Section 2.17 hereof) incurred by either of the Companies after the date of such Company's

Balance Sheet in the ordinary course of business. Those Company Liabilities which (A) relate to occurrences after the Closing Time; (B) are described in clauses (i) and (ii) of the preceding sentence or (C) are set forth on either
Schedule 2.9 of the Company Disclosure Schedule or the October 15, 1995 Pro Forma Balance Sheet of the Companies attached to or referenced by Schedule 2.9 of the Company Disclosure Schedule (the "Pro Forma Balance Sheet") are referred to herein as the "Assumed Liabilities". As further clarification hereunder, the term "Assumed Liabilities" shall not include (x) any Tax liability which is due and payable on or prior to the Closing Time pursuant to any law, regulation or order (other than as set forth in the immediately preceding sentence) or (y) any Tax liability which otherwise relates to any period up to and including the Closing Time (except as set forth on the Pro Forma Balance Sheet or on Schedule
2.9 of the Company Disclosure Schedule).

          Section 2.10 Royalties and Production Schedules. Section 2.10 of the Company Disclosure Schedule sets forth each product for which either Company has produced or has agreed to produce an infomercial or other program and for which either Company expects to receive royalties or other revenues. True and correct copies of each contract or other agreement (and each amendment thereto) pursuant to which such royalties or other revenues are to be derived has been provided to Parent and each of such contracts and agreements is in full force and effect. Each of the Companies has provided Parent the production schedule and budget for each infomercial or other program currently being produced by such Company or which such Company has agreed to produce. Except as set forth in Section 2.10 of the Company Disclosure Schedule, neither Company nor any Holder has any reason to believe that either Company will incur aggregate expenses or other costs in connection with the production of any such infomercial or other program or the performance of any of its obligations in connection therewith which will be in excess of the aggregate expenses and costs set forth in the production schedule and budget for such infomercial or other program.

          Section 2.11 Absence of Litigation. Except as set forth in Section
2.11 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of either of the Companies or any Holder, threatened against either of the Companies or any properties or rights of either of the Companies, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

          Section 2.12 Employee Benefit Plans; Employment Agreements.

          (a) Section 2.12(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance or termination pay, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, agreements or arrangements and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of either of the Companies or any trade or business (whether or not incorporated) which is a member of a controlled group which includes either Company or which is under common control with either Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, to which either Company or an ERISA Affiliate is a party, with respect to which either Company or an ERISA Affiliate has or could have any obligation, as well as each plan with respect to which either Company or an ERISA Affiliate could incur liability if such plan has been or were terminated (together, the "Employee Plans"), and a true and correct copy of each such written Employee Plan has been delivered to Parent.

          (b) Except as set forth in Section 2.12(b) of the Company Disclosure Schedule, (i) none of the Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no transaction or failure to act with respect to any Employee Plan, which could result in any material liability of either Company; (iii) all Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and each Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Employee Plans except as to which such non-compliance, non-performance or default would not result and is not reasonably likely to result in a Material Adverse Effect; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Employee Plan, pursuant to the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; (vi) with respect to each Employee Plan, no "reportable event" within the meaning of
Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 and 4041 of ERISA has occurred; and (vii) neither of the Companies nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA.

          (c) Each Employee Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority, has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause the appropriate governmental agency or authority to revoke, such qualification, registration or approval.

          (d) All contributions (including premiums) required by law or contract to have been made or approved by either of the Companies under or with respect to Employee Plans have been paid or accrued by the applicable Company. Except as disclosed in Section 2.12(d) of the Company Disclosure Schedule, without limiting the foregoing, there are no material unfunded liabilities under any Employee Plan.

          (e) There are no pending or, to the knowledge of either Company or any Holder, threatened investigations, litigation or other enforcement actions against either of the Companies with respect to any of the Employee Plans.

          (f) There are no actions, suits or claims pending or, to the best knowledge of either Company or any of the Holders, threatened by former or present employees of either of the Companies (or their beneficiaries) with respect to Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

          (g) No condition or event has occurred with respect to the Employee Plans which has or could reasonably be expected to result in a material liability to either of the Companies.

          (h) Except as set forth in Section 2.12(h) of the Company Disclosure Schedule, neither Company has granted, or adopted any plans providing for the grant of, any option to purchase any capital stock of either Company.

          (i) Each of the Companies has delivered to Parent (i) true and correct copies of all agreements which it has with any of its employees; (ii) true and correct copies of all agreements with consultants obligating it to make annual cash payments in an amount exceeding $10,000; (iii) a schedule listing all of its employees who have executed a non-competition agreement with it, and (iv) true and correct copies of all plans, programs, agreements and other arrangements of such Company with or relating to its employees which contain change in control provisions or prohibit assignment thereof by the Company without consent.

          Section 2.13 Labor Matters. There are no controversies pending or, to the knowledge of either Company or any of the Holders, threatened, between either of the Companies and any of their respective employees, which controversies have or are reasonably likely to have a Material Adverse Effect; neither of the Companies is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by such Company nor does either Company or any Holder know of any activities or proceedings of any labor union to organize any such employees; and neither Company nor any Holder has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of either of the Companies.

          Section 2.14 Registration Statement. None of the information supplied or to be supplied by either of the Companies or any of the Holders for inclusion or incorporation by reference in the Registration Statement does or will, at the times filed with the SEC or other regulatory agency and when it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the issuance of Parent Common Stock in accordance with the terms of this Agreement any event occurs which makes the information so provided by either of the Companies or any of the Holders untrue or misleading and which should be set forth in an amendment or supplement to the Registration Statement, the Holders shall promptly inform Parent and Merger Sub of such occurrence.

          Section 2.15 Restrictions on Business Activities. Except for this Agreement, there is no material agreement, judgment, injunction, order or decree binding upon either Company which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of either Company, the acquisition of property by either Company or the conduct of business by either Company as currently conducted or as proposed to be conducted by the Companies.

          Section 2.16 Title to Property. Neither of the Companies owns any real property. Section 2.16 of the Company Disclosure Statement sets forth a true and complete list of all real property leased by either of the Companies, and the aggregate monthly rental or other fee payable under such lease. Each Company has good, marketable and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not and are not reasonably likely to have a Material Adverse Effect; and to the knowledge of the Companies and the Holders, all leases pursuant to which either Company leases from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Companies and the Holders, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which either of the Companies has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not and is not reasonably likely to have a Material Adverse Effect. All the facilities of each of the Companies are in good operating condition and repair, except where the failure of such plants, structures and equipment to be in such good operating condition and repair would not and is not reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.

          Section 2.17 Taxes.

          (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to ) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to taxes imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

          (b) Other than as disclosed in Section 2.17(b) of the Company Disclosure Schedule (which Schedule sets forth each Tax Return not so filed and the separate amount of each type of Tax payable to any taxing authority), each of the Companies, and any consolidated, combined, unitary or aggregate group for Tax purposes of which either of the Companies is or has been a member, has filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them or any of them on or prior to the date hereof and will file on or prior to the Effective Time all such Tax Returns required to be filed on or prior to the Effective Time, and have paid and discharged (or will pay and discharge prior to the Effective Time) all Taxes shown therein to be due or are otherwise due to have been paid on an estimated basis and there are no other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which a Company is maintaining on its Balance Sheet, in accordance with generally accepted accounting principles ("GAAP"), reserves which are adequate for their payment. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of each Company's and each Holder's knowledge, threatening to assert against either of the Companies any deficiency or claim for additional Taxes other than additional Taxes with respect to which a Company is maintaining on its Balance Sheet, in accordance with GAAP, reserves which are adequate for their payment. To the knowledge of the Companies and the Holders, no Tax Return of either of the Companies is currently being audited by any taxing authority. No material tax claim has become a lien on any asset of either of the Companies and neither of the Companies has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Neither of the Companies is required to include in income (i) any material items in respect of any change in accounting principles or any deferred intercompany transactions, or (ii) any installment sale gain where, in each case, the inclusion in income would result in a tax liability materially in excess of the reserves therefor.

          (c) Other than as disclosed in Section 2.17(c) of the Company Disclosure Schedule: (i) neither of the Companies is a party to any agreement, contract or arrangement that may result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, determined without regard to Section 280(b)(4) of the Code; and (ii) neither of the Companies has been subject to any accumulated earning tax or personal holding company tax.

          (d) No power of attorney has been granted by either of the Companies with respect to any matter relating to Taxes which is currently in force.

          (e) Except as set forth in Section 2.17(e) of the Company Disclosure Schedule, neither of the Companies is a party to any agreement or arrangement (written or oral) providing for the allocation or sharing of Taxes.

          (f) Except as set forth in Section 2.17(f) of the Company Disclosure Schedule, each Company has withheld from each payment made to any of their respective past or present employees, officers or directors the amount of all Taxes and other deductions required to be withheld therefrom and paid the same to the proper tax or other receiving officers within the time required by law.

          (g) Each Company has remitted to the appropriate Tax authority when required by law to do so all amounts collected by it on account of all retail sales Tax.

          (h) Except as disclosed in Section 2.17(h) of the Company Disclosure Schedule, there has been no material debt to a third party of either of the Companies which has been forgiven and which has given rise to (or is expected to give rise to) "cancellation of indebtedness income" under the provisions of the Code.

          Section 2.18 Environmental Matters.

          (a) Except in all cases, in the aggregate, as have not had and could not reasonably be expected to have a Material Adverse Effect, each of the Companies (and with respect to clause (iii) below, each Holder) (i) has obtained all applicable permits, licenses and other authorizations which are required under federal, state, provincial or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by either of the Companies (or their respective agents); (ii) is in compliance with all terms and conditions of such required permits, licenses and authorization, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, is not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste by either of the Companies (or any of their respective agents); (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by either Company (or any of their respective agents) thereunder; and (v) has complied with all applicable occupational safety and health requirements of federal, state or local laws, rules or regulations relating to the use of storage of any hazardous, toxic or carcinogenic substances.

          (b) Set forth on Section 2.18 of the Company Disclosure Schedule are all known or suspected environmental conditions or problems at each site of operation of either Company, including but not limited to the presence of asbestos (friable or encapsulated), transformers containing PCBs, radon and any aboveground or underground storage tanks.

          (c) None of the sites of operation of either Company is a Superfund site under the Comprehensive Environmental Response, Cleanup and Liability Act, 42 U.S.C. ss. 9601 et seq. or has been proposed for listing on the National Priorities List under that Act. Any deed restriction or public notice required by any federal, state or local law, rule or regulation because any site of operation of either Company is contaminated has been complied with, and each such deed restriction or public notice has been disclosed on Schedule 2.18 of the Company Disclosure Schedule.

          Section 2.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Company or any of the Holders.

          Section 2.20 Full Disclosure. No statement contained herein or in any certificate or schedule furnished or to be furnished by either Company or any Holder to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material act or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.

          Section 2.21 Intellectual Property.

          (a) Each of the Companies owns, or is licensed or otherwise possesses legally sufficient rights to use, all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used or proposed to be used in the business of such Company as currently conducted in any material respect, including, but not limited to, any such intellectual property utilized in the context of any infomercials produced by the Companies. Section 2.21(a) of the Company Disclosure Schedule lists all current and past (lapsed, expired, abandoned or canceled) patents, registered and material unregistered trademarks and service marks, registered and material unregistered copyrights, trade names and any applications therefor owned by either of the Companies (the "Company Intellectual Property Rights"), and specifies the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Section 2.21(a) of the Company Disclosure Schedule lists
(i) any requests either of the Companies has received to make any registration of the type referred to in the immediately preceding sentence, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made; (ii) all material licenses, sublicenses and other agreements as to which either of the Companies is a party and pursuant to which any person is authorized to use any Company Intellectual Property Right, or any trade secret material to either of the Companies, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof; and (iii) all material licenses, sublicenses and other agreements as to which either of the Companies is a party and pursuant to which either of the Companies is authorized to use any intellectual property rights ("Third Party Intellectual Property Rights"), or other trade secret of a third party in or as any product, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

          (b) Except as set forth in Section 2.21(b) of the Company Disclosure Schedule, neither of the Companies is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in
Section 2.21(a) of the Company Disclosure Schedule. No claims with respect to the Company Intellectual Property Rights, any trade secret material to either of the Companies, or Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Rights by or through either of the Companies, are currently pending or, to the knowledge of either of the Companies or any Holder are threatened by any person, nor does either of the Companies or any Holder know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product (including all infomercials produced by either of the Companies) as now used, sold or licensed or proposed for use, sale or license by either of the Companies infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by either of the Companies of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of either of the Companies as currently conducted or as proposed to be conducted by either of the Companies; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to either of the Companies; or (iv) challenging the license or legally enforceable right to use of the Third Party Intellectual Property Rights. To the knowledge of each Company and each Holder, all patents, registered trademarks, trade names and copyrights held by each of the Companies are valid and subsisting. Except as set forth in Section 2.21(b) of the Company Disclosure Schedule, to the knowledge of each Company and each Holder, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of either of the Companies.

          (c) Except as set forth in Section 2.21(c) of the Company Disclosure Schedule, neither of the Companies (nor does any Holder in the case of clause
(ii) below) (i) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, trade names or copyrights and which has not been finally terminated prior to the date hereof or been informed or notified by any third party that either of the Companies may be engaged in such infringement or (ii) has knowledge of any infringement liability with respect to, or infringement by, either of the Companies of any trade secret, patent, trademark, service mark, trade names or copyright of another.

          (d) Neither of the Companies is aware that any employee of either of the Companies is obligated under any contract or contracts (including licenses, agreements, covenants and other commitments of any nature), or is subject to any order, writ, judgment, injunction, decree, determination or award of any court, administrative agency or other tribunal, that restricts the employee's activities on behalf of either of the Companies as presently conducted or interfere with the use of such employee's best efforts to promote the interests of such Company.

          Section 2.22  Interested Party Transactions. Except as set forth in
Section 2.22 of the Company Disclosure Statement, no director, officer or employee of either of the Companies and no Holder nor any relative or any affiliate of any of the foregoing (i) has any pecuniary interest in, or receives any compensation for services, from, any supplier, customer, licensor or licensee of either of the Companies or in any other business enterprise with which either of the Companies conducts business or with which either of the Companies is in competition or (ii) is indebted to either of the Companies; provided, however, that the foregoing representation does not apply to the ownership by any Holder of up to two percent (2%) of the outstanding equity securities of any company whose stock is traded on a national securities exchange or quoted on a national interdealer quotation system. Section 2.22 of the Company Disclosure Statement sets forth all compensation, paid during the last twelve months, by the Companies to any Holder and to all relatives and affiliates of any Holder.

          Section 2.23 Insurance. Section 2.23 of the Company Disclosure Schedule lists all insurance policies, including, but not limited to producers' errors and omissions polices, and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of either of the Companies. There is no claim by either of the Companies pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and each of the Companies is otherwise in full compliance with the terms of such policies and bonds. Neither of the Companies knows of any threatened termination of, or any threatened material premium increase with respect to, any such policies.


                                   ARTICLE 3.

             Representation and Warranties of Parent and Merger Sub

          Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Companies and to each Holder (which representations and warranties shall be true and correct on the date hereof and at the Effective Time and, with respect to the representation contained in Section 3.15, shall be true and correct at such time the Registration Statement is declared effective by the SEC) that:

          Section 3.1 Organization and Qualification. Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not and is not reasonably likely to have a Material Adverse Effect. Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not and are not reasonably likely to have a Material Adverse Effect.

          Section 3.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (subject to the satisfaction of the conditions to consummation set forth herein) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into and perform this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by each of the Companies and each of the Holders, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally, and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.

          Section 3.3 No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 3.3(a) of that certain written disclosure schedule, dated of even date herewith, delivered by Parent and Merger Sub to the Companies (the "Parent Disclosure Schedule"), the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract or any material agreement to which Parent is a party or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such breaches, defaults or other occurrences that would not and is not reasonably likely to have a Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub will not require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the filing and recordation of appropriate merger or other documents as required by Nevada Law and Delaware Law; (ii) for applicable requirements, if any, of the Securities Act and applicable state securities laws ("Blue Sky Laws") and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not and is not reasonably likely to have a Material Adverse Effect.

          Section 3.4 Certificate of Incorporation and By-Laws. Parent has heretofore furnished to the Companies complete and correct copies of its and Merger Sub's Certificates of Incorporation and By-Laws, as amended to date certified as such by Parent's Secretary. Such Certificates of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws or equivalent organizational documents.

          Section 3.5 Capitalization. As of September 30, 1995, the authorized capital stock of Parent consisted of (i) 50,000,000 shares of Parent Common Stock of which: 14,584,998 shares were issued and outstanding, 686,710 shares were held in treasury, 2,110,666 shares were reserved for issuance pursuant to outstanding options under Parent's stock option plans, 7,165,816 shares were reserved for future issuance pursuant to the exercise or conversion, as applicable, of other options, warrants and other similar rights to acquire Parent Common Stock, and 2,557,960 shares were reserved for future issuance with respect to the conversion of Parent's outstanding Series B Convertible Preferred Stock; and (ii) 10,000,000 shares of preferred stock, $.01 par value per share ("Parent Preferred Stock"), 255,796 shares of Series B Convertible Preferred Stock of which were issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $.01 par value per share, 1,000 shares of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly existing and are fully paid and nonassessable. Parent owns all of the capital stock of Merger Sub.

          Section 3.6 Compliance; Permits.

          (a) Except as set forth in Section 3.6(a) of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, in default with respect to or in violation of (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries is or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not and are not reasonably likely to have a Material Adverse Effect.

          (b) Parent and its subsidiaries hold all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not and is not reasonably likely to have a Material Adverse Effect.

          Section 3.7 SEC Filings; Financial Statements.

          (a) Parent has filed all forms, reports and documents required to be filed with the SEC, and has heretofore delivered to the Companies, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 1995 and 1994, and its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1995, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since March 31, 1995, (iii) all other reports or registration statements filed by and on behalf of Parent with the SEC since March 31, 1995 and (iv) all amendments and supplements to all such reports and registration statements filed with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries at and as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or will not be material in amount.

          (c) There are no amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

          Section 3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Parent Disclosure Schedule, since June 30, 1995, Parent has conducted its business in the ordinary course and there has not occurred:
(i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of Parent; (iii) any damages to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that could have a Material Adverse Effect; (iv) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business; or (v) any other action or event that would have required the consent of either of the Companies pursuant to Section
4.3 had such action or event occurred after the date of this Agreement.

          Section 3.9 Restrictions on Business Activities. Except for this Agreement and as set forth in Section 3.9 of the Parent Disclosure Schedule, there is no existing material agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by Parent.

          Section 3.10 Title to Property. Except as set forth in Section 3.10 of the Parent Disclosure Schedule, parent and each of its subsidiaries have good, marketable and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not and are not reasonably likely to have a Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, are valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not and is not reasonably likely to have a Material Adverse Effect.

          Section 3.11 Full Disclosure. No statement contained herein or in any certificate or schedule furnished or to be furnished by Parent or Merger Sub to either Company or to any Holder in, or pursuant to the provisions of, this Agreement contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, to make the statements herein or therein not misleading.

          Section 3.12 No Undisclosed Liabilities.

          (a) Except as is disclosed in Section 3.12 of the Parent Disclosure Schedule or the Parent SEC Reports, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities (i) adequately provided for in Parent's balance sheet (including any related notes thereto) as of June 30, 1995 included in the Parent SEC Reports (the "June 30 Balance Sheet"), (ii) incurred in the ordinary course of business and not required under GAAP to be reflected on the June 30 Balance Sheet, or (iii) incurred since June 30, 1995 in the ordinary course of business which would not have a Material Adverse Effect, and liabilities incurred in connection with this Agreement.

          (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          Section 3.13 Absence of Litigation. Except as set forth in Section
3.13 of the Parent Disclosure Schedule or as reflected in the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that could have a Material Adverse Effect.

          Section 3.14 Insurance. Parent and its subsidiaries maintain directors' and officers' liability, fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance that Parent believes to be reasonably prudent for its business.

          Section 3.15 Registration Statement. Subject to the accuracy of the representations of the Companies in Section 2.14, the Registration Statement pursuant to which the Parent Common Stock to be issued in the merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by either Company or any Holder which is contained in, or furnished in connection with the preparation of the Registration Statement.

          Section 3.16 Taxes. Other than as disclosed on Section 3.16 of the Parent Disclosure Schedule, Parent and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which

Parent or any of its subsidiaries is or has been a member, have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them or any of them, and have paid and discharged all Taxes shown therein to be due and there are not other Taxes that would be due if asserted by a taxing authority, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) or with respect to which Parent is maintaining reserves in accordance with GAAP in its financial statements to the extent currently required which are in all material respects adequate for their payment, except, in each instance, to the extent the failure to do so would not and is not reasonably likely to have a Material Adverse Effect. Neither the IRS nor any other taxing authority or agency is now asserting or, to the best of Parent's knowledge, threatening to assert against Parent or any of its subsidiaries any deficiency or claim for additional Taxes other than additional Taxes with respect to which Parent is maintaining reserves in accordance with GAAP in its financial statements which are in all material respects adequate for their payment, except, in each instance, to the extent that the failure to do so would not and is not reasonably likely to have a Material Adverse Effect. Except as set forth in
Section 3.16 of the Parent Disclosure Schedule, no Tax Return of either Parent or any of its subsidiaries is currently being audited by any taxing authority except as would not and is not reasonably likely to have a Material Adverse Effect. Except as set forth in Section 3.16 of the Parent Disclosure Schedule, no material tax claim has become a lien on any assets of Parent or any subsidiary thereof and neither Parent nor any of its subsidiaries has, except as would not and is not reasonably likely to have a Material Adverse Effect, granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

          Section 3.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

          Section 3.18 No Stockholder Vote. No vote of the stockholders of Parent is necessary to approve the Merger or the issuance of Parent Common Stock therein.

          Section 3.19 Employee Benefit Plans.

          (a) Section 3.19 of the Parent Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA), regardless of whether ERISA is applicable thereto, all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, medical or life insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans and other similar fringe benefit plans or programs, written or otherwise, for the benefit of, or relating to, any current employee of Parent or any trade or business (whether or not incorporated) which is a member of a controlled group which includes Parent or which is under common control with Parent (an "ERISA Affiliate of Parent") within the meaning of Section 414 of the Code, to which or an ERISA Affiliate of Parent is a party, with respect to which Parent or an ERISA Affiliate of Parent has or could have any obligation, as well as each plan with respect to which Parent or an ERISA Affiliate of Parent could incur liability if such plan has been or were terminated (together, the "Parent Employee Plans"), and a true and correct copy of each such written Parent Employee Plan has been delivered to the Companies.

          (b) Except as set forth in Section 3.19 of the Parent Disclosure Schedule, (i) none of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no transaction or failure to act with respect to any Parent Employee Plan, which could result in any material liability of Parent; (iii) all Parent Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and Parent has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Parent Employee Plans except as to which such non-compliance, non-performance or default would not result and is not reasonably likely to result in a Material Adverse Effect; (iv) each Parent Employee Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Parent Employee Plan, pursuant to the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Employee Plan for the current plan years; (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty
(30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Sections 4062, 4063 and 4041 of ERISA has occurred; and (vii) neither Parent nor any ERISA Affiliate of Parent has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA.

          (c) Each Parent Employee Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority, has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause the appropriate governmental agency or authority to revoke, such qualification, registration or approval.

          (d) All contributions (including premiums) required by law or contract to have been made or approved by Parent under or with respect to Parent Employee Plans have been paid or accrued by Parent. Except as disclosed in Section 3.19(d) of the Parent Disclosure Schedule, without limiting the foregoing, there are no material unfunded liabilities under any Parent Employee Plan.

          (e) There are no pending or, to the knowledge of Parent, threatened investigations, litigation or other enforcement actions against Parent with respect to any of the Parent Employee Plans.

          (f) There are no actions, suits or claims pending or, to the best knowledge of Parent, threatened by former or present employees of Parent (or their beneficiaries) with respect to Parent Employee Plans or the assets or fiduciaries thereof (other than routine claims for benefits).

          (g) No condition or event has occurred with respect to the Parent Employee Plans which has or could reasonably be expected to result in a material liability to Parent.


                                   ARTICLE 4.

                     Conduct of Business Pending the Merger

          Section 4.1 Conduct of Business by the Companies Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each Company covenants and agrees that, unless Parent shall otherwise agree in writing, such Company shall conduct its business only in, and such Company shall not take any action except in, the ordinary course of business; and such Company shall use reasonable commercial efforts to (i) preserve substantially intact its business organization, (ii) pay its trade payables and other liabilities in accordance with their terms as they became due, (iii) collect its receivables and other claims in full in accordance with their terms, as they become due, (iv) keep available the services of each of its present officers, employees and consultants, (v) take all reasonable action in the ordinary course of business necessary to prevent the loss, cancellation, abandonment forfeiture or expiration of any Company Intellectual Property, and (vi) preserve each of its present relationships with customers, suppliers and other persons with which such Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither of the Companies shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change its Articles of Incorporation or By-Laws;

          (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind (including Stock Purchase Rights) to acquire any shares of its capital stock, or any other ownership interest (including, without limitation, any phantom interest) of either of the Companies;

          (c) sell, lease, assign, transfer, pledge, dispose of or encumber any of its assets (whether real, personal or intellectual property) (except for (i) sales of assets in the ordinary course of business; and (ii) dispositions of obsolete or worthless assets).

          (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire for value, any of its securities, or propose to do any of the foregoing;

          (e) sell, transfer, license, sublicense or otherwise dispose of any Company Intellectual Property Rights, or amend or modify any existing agreements with respect to any Company Intellectual Property Rights or Third Party Intellectual Property Rights, other than nonexclusive licenses in the ordinary course of business;

          (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or representing the deferred purchase price of any property or assets or issue debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances to or investments in any person, except in the ordinary course of business; (iii) create, incur, assume or suffer to exist, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind or nature upon its property or assets, income or profits, whether now owned or hereafter acquired; (iv) assume, guarantee, endorse or otherwise in anyway be or become responsible or liable for, directly or indirectly, any contingent obligation; (v) enter into or amend any contract or agreement other than in the ordinary course of business; (vi) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $10,000 for the Companies, taken as a whole; (vii) enter into any agreement or become liable under any agreement for the lease, hire or use of any real or personal property; or (viii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(f);

          (g) increase the compensation payable or to become payable to any of their officers or employees (except for such increases as may be set forth in the employment agreements for each of the Holders attached hereto as Exhibits A-C) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of either of the Companies, or establish, adopt, enter into or amend any Employee Plan;

          (h) take any action, other than as required by GAAP, to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

          (i) make any material Tax election inconsistent with past practices or settle or compromise any material, federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any Tax, except to the extent the amount of any such settlement has been reserved for on the Balance Sheet of such Company;

          (j) pay, discharge or satisfy any principal of any debt with a maturity of more than one year, for borrowed money or for the deferred purchase price of property or services, except at the stated maturity of such debt or as required by mandatory prepayment provisions relating thereto (subject to any subordination provisions applicable thereto); or amend any provision pertaining to the subordination or the terms of payment of any debt;

          (k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than debt with a maturity of more than one year for borrowed money or for the deferred purchase price of property or services, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against on the Balance Sheet of such Company or incurred in the ordinary course of business;

          (l) liquidate or dissolve itself (or suffer any liquidation or dissolution); or

          (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (l) above, or any action which would make any of the representations or warranties contained in Article 2 of this Agreement untrue or incorrect or prevent either Company from performing or cause either Company not to perform its covenants hereunder or result in any of the conditions to the Merger set forth herein not being satisfied.

          Section 4.2 No Solicitation or Sale of Capital Stock.

          (a) Each Company and each Holder agrees that neither it nor any of their respective officers or directors shall, and each Company and each Holder shall direct and use their best efforts to cause the employees, agents, directors and representatives of each Company and of each Holder (including, without limitation, any attorney or accountant retained by any of them) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposals or offers (including, without limitation, any proposals or offers to stockholders of either Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, either Company or a change in composition of a majority of directors on the Board of Directors of either Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

          (b) Each Company and each Holder (to the extent such Holder is aware of such Acquisition Proposal) shall immediately notify Parent after receipt of any Acquisition Proposal or any request for information relating to either of the Companies in connection with an Acquisition Proposal or for access to the properties, books or records of either of the Companies by any person or entity that informs such Company or such Holder that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          (c) Each Company shall ensure that its officers, directors and employees, and each Company and each Holder shall ensure that its or his advisors and representatives are aware of the restrictions described in this Section, and shall be responsible for any breach of this Section 4.2 by such officers, directors, employees, advisors or representatives.

          (d) No Holder shall sell, transfer, pledge or otherwise dispose of any of his shares or any rights therein prior to the Effective Time or earlier termination of this Agreement other than for transfers to existing directors or employees of or consultants to one or both of the Companies and provided that any such transferee enters into an agreement with Parent at the time and as an inducement for such transfer, in form and substance reasonably satisfactory to Parent, agreeing to cooperate in all respects with the completion of the Merger.

          Section 4.3 Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless both Companies shall otherwise agree in writing, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, neither Parent nor Merger Sub shall directly or indirectly do, or propose to take or agree in writing or otherwise to take any action which would prevent Parent from performing or cause Parent not to perform its obligations hereunder.


                                   ARTICLE 5.

                              Additional Covenants

          Section 5.1 Registration Under the Securities Act.

          (a) Parent shall use its best efforts to file, as promptly as practicable after the execution of this Agreement (but in no event later than the fifth business day following the Effective Time), and to cause to become effective as soon thereafter as is reasonably practicable, a registration statement on Form S-3 (together with all supplements and amendments thereto, the "Registration Statement") with the SEC covering the public resale by the recipients of the Parent Common Stock issuable to them hereunder as Merger Consideration.

          (b) Parent shall pay all Registration Expenses (as defined below) in connection with the registration contemplated by this Section 5.1. Each selling shareholder shall pay all underwriting and selling discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such shareholder's shares of Parent Common Stock pursuant to the Registration Statement. For purposes of this Agreement, "Registration Expenses" shall mean any and all expenses incurred by Parent incident to the performance of or compliance by Parent with this Section 5.1, including all SEC, stock exchange or NASD registration and filing fees, all fees and expenses incurred in connection with compliance with state securities or "blue sky" laws (including reasonable fees and disbursements of Parent's counsel), all fees and expenses incurred in connection with the preparation and printing of the Registration Statement and the related prospectus and the fees and disbursements of Parent's counsel and independent public accountants, but excluding fees of counsel to the selling shareholders and underwriting and selling discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such selling shareholders' shares of Parent Common Stock pursuant to the Registration Statement.

          (c) In connection with the obligations of Parent under this Section 5.1, Parent shall:

                        (i) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to
(x) keep such Registration Statement effective for the applicable period under this Agreement and (y) cause each prospectus included as part of such Registration statement (a "Prospectus") to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to rule 424 under the Securities Act and (z) keep each Prospectus current during the period described under Section 4(3) and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the securities covered by such Prospectus;

                        (ii) furnish to each selling shareholder, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of the Parent Common Stock covered by the Registration Statement;

                        (iii) use its reasonable best efforts to register or qualify the Parent Common Stock covered by the Registration Statement under all applicable Blue Sky Laws of such jurisdictions as any selling shareholder with Parent Common Stock covered by the Registration Statement shall reasonably request in writing by the time the Registration Statement is declared effective by the SEC; provided, however, that Parent shall not be required to (x) qualify as a foreign entity or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.1(c)(iii), (y) file any general consent to service of process or (z) subject itself to taxation in any such jurisdiction if it is not so subject.

                        (iv) notify each selling shareholder (v) when the Registration Statement has become effective and when any post-effective amendments and supplements thereto have been filed and become effective, (w) of any request by the SEC or any state securities authority for amendments and supplements to the Registration Statement and related Prospectus or for additional information after the Registration Statement has become effective,
(x) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (y) of the happening of any event which makes any statement made in the Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in the Registration statement or Prospectus in order to make the statements therein not misleading and (z) of any determination by the Parent that a post-effective amendment to the Registration Statement would be appropriate;

                        (v) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible moment and provide prompt notice to each selling shareholder of the withdrawal of any such order;

          (d) Parent may require each selling shareholder to furnish to Parent such information regarding the selling shareholder and the proposed distribution by such selling shareholder of Parent Common Stock covered by the Registration Statement as Parent may from time to time reasonably request in writing. Each such selling shareholder shall provide Parent with any such information within five business days after such information is requested and shall provide to Parent, within five business days after such selling shareholder receives a draft of the Registration Statement or amendment thereto in which such information is included, comments on such Registration Statement or amendment thereto. Parent agrees to supplement or amend the Registration statement, if required by the rules, regulations or instructions applicable to the Registration Statement or by the Securities Act or by any other rules and regulations thereunder for shelf registration or if reasonably requested by a selling shareholder with respect to information relating to such selling shareholder in order to accurately reflect information regarding such selling shareholder or such selling shareholder's plan of distribution as required by the Registration Statement, and to use its best efforts to cause any such amendment to become effective and such Registration Statement to become usable as soon as thereafter practicable. Parent agrees to furnish to the selling shareholders copies of any such supplement or amendment promptly after its being made available for use or filed with the SEC.

          (e) Each selling shareholder agrees that, upon receipt of any notice from Parent of the happening of any event of the kind described in Section 5.1(c)(iv)(x)(y) or (z) hereof, such selling shareholder will forthwith discontinue disposition of Parent Common Stock pursuant to the Registration Statement until such selling shareholder's receipt of the copies of the supplemented or amended Prospectus and, if so directed by Parent, such selling shareholder will deliver to Parent (at its expense) all copies in its possession, other than permanent file copies then in such selling shareholder's possession, of the Prospectus current at the time of receipt of such notice.

          (f) (i) Parent agrees to indemnify and hold harmless, each selling shareholder from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any legal or other expenses reasonably incurred by such selling shareholder in connection with defending or investigating any such action or claim) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Prospectus, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which has been made therein or omitted therefrom in reliance upon and in conformity with information relating to any selling shareholder furnished to parent by a selling shareholder for use therein; provided, however, that the indemnification provided for in this paragraph shall not inure to the benefit of any selling shareholder with respect to any sale or disposition of Parent Common Stock by such selling shareholder in violation of Section 5.1(e) hereof or his employment agreement.

                        (ii) Each Holder agrees, severally and not jointly, to indemnify and hold harmless Parent, each other selling shareholder, each director and officer of Parent and each person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or is under common control with or is controlled by Parent to the same extent as the foregoing indemnity from Parent to the selling shareholders.

                        (iii) If any action, suit or proceeding shall be instituted involving any person in respect of which such person is entitled to indemnity pursuant to either paragraph (i) or (ii) above, such person (the "indemnified party") shall promptly notify the parties against whom indemnification is being sought (each an "indemnifying party") and such indemnifying parties shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses. Such indemnified party, shall have the right to counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (x) the indemnifying parties have agreed in writing to pay such fees and expenses, (y) the indemnifying parties shall have failed to assume the defense and employ counsel or (z) the named parties to any such action, suit, or proceeding (including any impleaded parties) include both such indemnifying parties and such indemnified party and such indemnified party shall have been advised by its counsel that representation of such indemnified party and any indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed due to actual or potential differing interests between them (in which case the indemnifying parties shall not have the right to assume the defense of such action, suit or proceeding on behalf of the indemnified party)). It is understood, however, that the indemnifying parties shall, in connection with any one such action, suit or proceeding, or substantially similar action, suit or proceeding or related actions, suits or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all of the Holders. The indemnifying parties shall not be liable for any settlement of any action, suit or proceeding effected without their written consent, but if settled with such written consent or if there be a final judgment for the plaintiff, the indemnifying parties agree to indemnify and hold harmless the indemnified party from and against any loss, action, damage, liability or expense by reason of such settlement or judgment.

                        (iv) No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are subject matter of such action, suit or proceeding.

          (g) The Holders acknowledge that Parent has granted certain of its securityholders the right to include additional shares of Parent Common Stock in the Registration Statement.

          Section 5.2 Access to Information. Each Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, and each Company shall make available to Parent the appropriate individuals (including attorneys, accountants and other professionals) for discussion of its business, properties and personnel as Parent may reasonably request. Parent and Merger Sub acknowledge and agree that all such information shall be maintained in strict confidence and may not be used for any purpose other than to facilitate the Merger.

          Section 5.3 Consents; Approvals. Each Company, each Holder and Parent shall each use their best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and each Company, each Holder and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Companies, the Holders and Parent and the consummation by them of the transactions contemplated hereby.

          Section 5.4 Notification of Certain Matters. Each Company and each Holder shall give prompt notice to Parent, and Parent shall give prompt notice to each of the Companies and to each Holder of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (ii) any failure of such Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 5.5 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto in good faith shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

          Section 5.6 Public Announcements. Parent shall not, without the prior consent of the Companies (and after consultation with the Holders), issue any press release or otherwise make any public statements with respect to the Merger or this Agreement except to the extent advisable under the federal securities laws (which determination shall be made in consultation with Parent's counsel) and the Companies and/or the Holders shall not issue any such press release or make any such public statement without the prior consent of Parent.

          Section 5.7 Listing of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issuable as Merger Consideration hereunder to be approved for listing on the New York Stock Exchange as soon as practicable after the Effective Time. Within five
(5) business days following the Effective Time, Parent shall file an application with the New York Stock Exchange to have the Parent Common Stock issuable as Merger Consideration hereunder be approved for listing (subject to notice of issuance) on the New York Stock Exchange.

          Section 5.8 Conveyance Taxes. Parent, the Companies and the Holders shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.


                                   ARTICLE 6.

                            Conditions to the Merger

          Section 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal;

          (b) Each of the Holders shall have entered into an employment agreement with the Surviving Corporation substantially on the terms contained in the form of employment agreement for such Holder attached as either Exhibit A, Exhibit B or Exhibit C, as the case may be.

          Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions.

          (a) Representations and Warranties. The representations and warranties of each of the Companies and each of the Holders contained in this Agreement (together with the Company Disclosure Schedule) shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) instances where the failure to be true and correct would not and is not reasonably likely to have a Material Adverse Effect on the Companies, with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President, Chairman and Chief Financial Officer of each Company and each Holder.

          (b) Agreements and Covenants. Each Company and each Holder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President, Chairman and Chief Financial Officer of each Company and each Holder;

          (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required or advisable (in Parent's discretion) to be obtained, and all filings required to be made, by the Companies for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained or made by the Companies. At the Effective Time, each of the Companies shall deliver to Parent and Merger Sub copies of the resolutions adopted by the shareholders and board of directors of such Company approving the Merger and the other transactions contemplated hereby, certified by the Secretary of such Company as being in full force and effect and not modified in any manner whatsoever;

          (d) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries, as a result of the Merger or the transactions contemplated by this Agreement;

          (e) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance affecting the business, results of operations or financial condition of either Company having or reasonably likely to have a Material Adverse Effect;

          (f) Legal Opinion. Parent shall have received an opinion, dated the Effective Date, from Hogan & Hartson L.L.P. counsel to each of the Companies, substantially in the form of, and covering such matters as are set forth in, Exhibit F hereto;

          (g) Consent. Parent shall have received the consent of Meridian Bank to the transactions contemplated by this Agreement and such consent shall not be conditioned upon the performance by Parent or any of its subsidiaries of any material act or obligation;

          (h) Private Placement Representations. Parent shall have received a certificate dated as of the Effective Time from each Holder, substantially in the form of Exhibit G hereto, to ensure that the issuance of Parent Common Stock as Merger Consideration hereunder will be a valid private placement under
Section 4(2) of the Securities Act and will not require any filings to be made with any state securities regulatory authority under any Blue Sky Laws;

          (i) Other Certificates. The Companies and the Holders shall have furnished Parent such other certificates and documents as Parent shall have reasonably requested;

          (j) Employment Matters. All unliquidated claims which may arise under, and/or all material ambiguities contained in, any agreement either Company may have with any of its employees or consultants (the determination of whether any such unliquidated claim or ambiguity exists is to be made by Parent in its reasonable discretion) shall be clarified and satisfied to the reasonable satisfaction of Parent, and no such clarification shall result in any additional material obligation on the part of the Surviving Corporation or Parent;

          (k) All holders of Shares at the Effective Time (other than the Holders) shall have delivered to Parent, in form and substance reasonably satisfactory to Parent, documentation to the effect that they (i) have had an opportunity to review the terms of the Merger; (ii) acquired their shares with complete knowledge of the transactions contemplated hereby; (iii) will comply with the provisions of Section 1.7 and Article 5 hereof as if they were named a Holder herein; and (iv) such other matters as Parent may reasonably request; and

          (l) Surety Agreement. Kirby shall have delivered to the Surviving Corporation a Surety Agreement substantially in the form of, and covering the matters set forth in, the Form of Surety Agreement attached hereto as Exhibit I. Kirby hereby undertakes to cause David Bloom to execute and deliver to the Surviving Corporation a promissory note in the amount of $32,000 (in form and substance reasonably satisfactory to Parent) within thirty (30) days of the date of this Agreement.

          (m) Working Capital. The amount by which the aggregate amount of the current assets of the Companies exceeds the aggregate amount of the current liabilities of the Companies as of the Closing Time (which amounts shall be determined in accordance with GAAP and as if the Companies have (if they have not) complied fully with all of their covenants contained in this Agreement (including, without limitation, their covenants contained in Section 4.1 hereof)) shall be equal to or greater than $275,000.

          Section 6.3 Additional Conditions to Obligation of the Companies and the Holders. The obligation of each of the Companies and each Holder to effect the Merger is also subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (together with the Parent Disclosure Schedule) shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) instances where the failure to be true and correct would not and is not reasonably likely to have a Material Adverse Effect on Parent and Merger Sub, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and such Company and such Holder shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

          (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained or made by Parent and Merger Sub. At the Effective Time, each of Parent and Merger Sub shall deliver to the Companies and to the Holders copies of the resolutions adopted by Parent and Merger Sub approving the Merger and the other transactions contemplated hereby certified by the Secretary of Parent or Merger Sub, as the case may be, as being in full force and effect and not modified in any manner whatsoever;

          (d) Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any subsidiary of Parent having or reasonably likely to have a Material Adverse Effect; and

          (e) Legal Opinion. The Holders shall have received an opinion, dated the Effective Date, from Klehr, Harrison, Harvey, Branzburg & Ellers, counsel to Parent and Merger Sub, that upon delivery of the Parent Common Stock as Merger Consideration in accordance with the terms of this Agreement, such Parent Common Stock will be duly authorized, validly issued, fully paid and nonassessable.

          (f) Parent Common Stock Certificates. Parent shall have tendered for delivery to each holder of Shares set forth on Exhibit E certificates representing the number of shares of Parent Common Stock set forth next to such holders name on Exhibit E.

                                   ARTICLE 7.

                                   Termination

          Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Companies:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Companies; or

          (b) by either Parent or either of the Companies if the Merger shall not have been consummated by December 31, 1995 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the, in full or in part, cause of or resulted in, in full or in part, the failure of the Merger to occur on or before such date); or

          (c) by Parent or either of the Companies if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d) by Parent or either of the Companies, upon a breach of any representation, warranty, covenant or agreement on the part of either Company or any Holder (in the case of a termination by Parent) or Parent and Merger Sub (in the case of a termination by either Company), respectively, set forth in this Agreement or if any representation or warranty of either of the Companies, any Holder or Parent and Merger Sub, respectively, shall have become untrue, in either case, such that the conditions set forth in Section 6.2(a) or 6.2(b), or
Section 6.3(a) or 6.3(b), would not be satisfied (a "Terminating Breach"); provided that, if such Terminating Breach is curable prior to the expiration of 30 days from its occurrence (but in no event later than December 31, 1995) by Parent or such Company, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent, such Company or such Holder, as the case may be, continues to exercise such reasonable best efforts, neither Company nor Parent, respectively, may terminate this Agreement under this
Section 7.1(d) unless such 30- day period expires without such Terminating Breach having been cured.

          Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in Section 7.3, Article 8 and Section 9.8 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof (provided that any fee paid by either of the Companies pursuant to Section 7.3(b) hereof shall be credited towards any such liability of either of the Companies or the Holders).

          Section 7.3  Fees and Expenses.

          (a) Except as set forth in this Section 7.3, all fees and expenses incurred by the Companies or Parent in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

          (b) The Companies hereby jointly and severally agree to pay Parent a fee of Two Hundred and Ten Thousand ($210,000.00) Dollars if either (i) this Agreement is terminated by Parent pursuant to Section 7.1(d) or (ii) this Agreement is terminated (other than as set forth in clause (i) or by one or both Companies pursuant to Section 7.1(d) hereof) and an agreement or agreements are entered into prior to March 1, 1996 providing for, in one or a series of related transactions, the sale of substantially all of the assets of either Company or capital stock representing a majority of the voting stock or equity interests of either Company. The fee payable pursuant to this Section 7.3(b), shall be paid within one business day after the termination of this Agreement by Parent or the date such agreement is entered into, as the case may be. Notwithstanding anything herein to the contrary, in no event shall either Company be required to pay any fee pursuant to this Section 7.3(b) if, immediately prior to the termination of the Agreement, Parent is in material breach of its obligations under this Agreement.


                                   ARTICLE 8.

           Survival of Representations and Warranties; Indemnification

          Section 8.1 Survival. All statements contained in any certificate or other instrument delivered by or on behalf of either of the Companies, any of the Holders or Parent pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be considered representations and warranties by such Company, Holder, Parent or Merger Sub with the same force and effect as if contained in this Agreement. All representations, warranties, covenants and agreements by either of the Companies, any Holder, Parent or Merger Sub shall survive the Effective Time for a period of two years after the Effective Time (provided that the representations, warranties covenants and agreements contained in Sections 2.9 and 2.17 and this Article 8 (including, without limitation, Section 8.2(a)(ii)) in so far as they relate to any Tax shall survive until the expiration of the applicable statute of limitation for a claim by the applicable taxing authority for such Tax) notwithstanding any investigation at any time by or on behalf of any party to which such representation or warranty was given, and shall not be considered waived by the consummation of the Merger contemplated by this Agreement with knowledge of any breach or misrepresentation by any of the parties hereto.

          Section 8.2 Indemnification.

          (a) Each of the Holders shall jointly and severally indemnify and hold harmless Parent and the Surviving Corporation against all loss, liability, damage or expense (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the indemnifying or indemnified parties) Parent or Surviving Corporation may suffer, sustain or become subject to as a result of (i) any breach by such Holder or a Company of any of its or his representations, warranties, covenants or other agreements contained in this Agreement, (whether or not Parent or the Surviving Corporation had knowledge, at or prior to the Effective Time, of the breach), (ii) the failure by the Companies to pay, perform or discharge prior to the Effective Time any Company Liabilities (other than the Assumed Liabilities), (iii) any liability or obligation arising prior to the Effective Time, or after the Effective Time as a result of events occurring prior to the Effective Time, from or in connection with the violation of any federal, state or local statute, rule or regulation, decree or ordinance applicable to either of the Companies, (iv) any other claim (other than the Assumed Liabilities), whether made before or after the date of this Agreement, or any litigation, proceeding or governmental investigation, whether commenced before or after the date of this Agreement (including, without limitation, any claims or costs associated with those certain litigation matters captioned Alternative Pioneering Systems, Inc. v. Direct Innovative Products, Inc., et al., William A. McCarthy v. John W. Kirby, et al., and Lifequest, Inc. v. Guthy-Renker Corp., et al. (collectively, the "Litigation")), arising out of the operations of either of the Companies prior to the Effective Time (regardless of whether or not referred to on a schedule to this Agreement or otherwise disclosed or known to Parent as of the date of this Agreement), or (v) any claim by any person that the Merger Consideration payable hereunder should have been paid in a manner inconsistent with the manner set forth in Exhibit E. Notwithstanding the foregoing, (w) neither Goodman nor Brazina shall have any indemnification obligations under clause (i), (ii), (iii) or (iv) of this Section 8.2(a) as a result of breaches, failures, liabilities or obligations by or on behalf of CPG or claims against CPG, (x) no Holder shall have any indemnification obligation for (I) any claim or liability to the extent covered by insurance maintained by Parent or the Surviving Corporation or arising out of an infomercial produced on behalf of Parent or any of its subsidiaries or (II) any payment made in settlement of a claim that is disputed by the Holders (unless the Holders consent to the settlement, which consent shall not be unreasonably withheld), (y) the maximum aggregate amount that any Holder shall be required to pay Parent and Surviving Corporation hereunder (other than on account of any breach, failure, liability, obligation or claim known to such Holder as of the Effective Time) shall be equal to the number obtained by multiplying $1,000,000 by that percentage (the "Indemnification Percentage") set forth next to such Holder's name on Exhibit H attached hereto and (z) no Holder shall be required to pay Parent or Surviving Corporation any amount hereunder until the aggregate amount of all claims by Parent and Surviving Corporation hereunder exceeds $50,000 (at which time all amounts in excess of the first $50,000 of claims hereunder shall be payable in accordance with the terms of this Article 8).

          (b) Each of the Holders shall reimburse the Company for the amount, if any, that is equal to the Deficiency multiplied by such Holder's Indemnification Percentage. For purposes of this Agreement, a "Deficiency" shall mean the amount, if any, by which the consolidated working capital of the Companies as of the Closing Time (determined in accordance with GAAP) is less than $275,000; provided, however, that the Holders shall not have any obligation under this subparagraph for (i) the first $25,000 of any Deficiency attributable to the difference between the actual amount of any of the Companies' current assets or current liabilities (other than liabilities for Taxes) as of the Closing Time and the amount of such assets or liabilities as set forth on the Pro Forma Balance Sheet and (ii) the first $25,000 of any Deficiency attributable to the difference between the aggregate amount of the Companies' actual current liabilities for Taxes as of the Closing Time and the aggregate amount of the Companies' current liabilities for Taxes as set forth on the Pro Forma Balance Sheet. All disputes with respect to the amount of any of the Companies' current assets or current liabilities as of the Closing Time shall be determined by Parent's regularly engaged independent accountants, whose determination shall be final and binding on the parties hereto. Parent's sole source for recovering any amounts payable by a Holder to Parent hereunder shall be to offset such amounts against any amounts payable to Holder pursuant to Section 1.6(e) hereof or pursuant to any bonus on other management incentive plan maintained by either Parent or the Surviving Corporation, the source of such recovery to be in the sole and absolute discretion of Parent. In the event Parent elects to recover such amounts against the amount payable to such Holder pursuant to Section 1.6(e) hereof, the amount of such recovery shall be determined by multiplying the number of shares of Parent Common Stock not delivered to such Holder as a result of this paragraph multiplied by the Average Closing Price.

          (c) Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless each Holder against all loss, liability, damage or expense (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the indemnifying and indemnified parties) such Holder may suffer, sustain or become subject to as a result of any breach of any warranties, covenants or other agreements contained in this Agreement or any misrepresentation by Parent or Merger Sub, or as a result of any of Parent's or Merger Sub's representations or warranties not being true and correct as of the Effective Time (whether or not such Holder had knowledge, prior to the Effective Time, of the misrepresentation or breach of warranty).

          (d) Each party acknowledges that reliance shall not be an element of any claim by the other for breach of warranty or misrepresentation under this Agreement.

          Section 8.3 Conditions of Indemnification for Third Party Claims. The obligations and liabilities of the parties under this Agreement with respect to, relating to, caused (in whole or in part) by or arising out of claims of third parties (individually, a "Third Party Claim" and collectively "Third Party Claims") including, without limitation, any Federal, state or local taxing authorities, shall be subject to the following terms and conditions:

          (a) The party entitled to be indemnified hereunder (the "Indemnified Party") shall give the party obligated to provide the indemnity (the "Indemnifying Party") prompt notice of any Third Party Claim, and, provided that the Indemnifying Party acknowledges in writing its obligation to indemnify in accordance with the terms and subject to the limitations on such party's obligation to indemnify contained in this Agreement with respect to that claim (or part of that claim), the Indemnifying Party may undertake the defense of that claim by representatives chosen by it and reasonably acceptable to the Indemnified Party. Any such notice of a Third Party Claim shall identify with reasonable specificity the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the amount of the Third Party Claim (or, if such amount is not yet known, a reasonable estimate of the amount of the Third Party Claim). The Indemnified party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession.

          (b) If the Indemnifying Party, within ten (10) business days after receiving notice of any such Third Party Claim, fails to assume the defense in accordance with Section 8.3(a) hereof, the Indemnified Party shall (upon further notice to the Indemnifying Party and subject to Section 8.3(c) hereof) have the right to undertake the defense, compromise or settlement of the Third Party Claim.

          (c) Anything in this Section 8.3 to the contrary notwithstanding, (i) the Indemnifying party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party an unconditional release from all liability in respect of the Third Party Claim; and (ii) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of the Third Party Claim.

          Section 8.4 Payment of Claims. Any party obligated to indemnify another party hereunder shall advance any amounts so payable to the Indemnified Party as such amounts are incurred by such Indemnified Party.

          Section 8.5 Set-Off. Except as set forth in Section 8.2(b) hereof, any party (the "Entitled Party") entitled to indemnification from another party hereunder (the "Obligated Party") pursuant to the terms of this Agreement shall have the right to set-off against any amounts payable by such Entitled Party to the Obligated Party under this Agreement or any other agreement(s) such Obligated Party may have with the Entitled Party (including, without limitation, any employment agreement) all amounts payable to the Entitled Party by the Obligated Party under this Section 8.


                                   ARTICLE 9.

                               General Provisions

          Section 9.1 Disclosure Schedules. Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided such relevance is reasonably apparent.

          Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally, three days after being sent by registered or certified mail (postage prepaid, return receipt requested), one day after dispatch by recognized overnight courier (provided delivery is confirmed by the carrier) and upon transmission by telecopy, confirmed received, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address):

          (a)    If to Parent or Merger Sub:

                 National Media Corporation
                 1700 Walnut Street, 9th Floor
                 Philadelphia, PA   19103
                 Telecopier No.:  (215) 772-5013
                 Attention: Constantinos Costalas, Vice Chairman

                 With a copy to:

                 Klehr, Harrison, Harvey, Branzburg & Ellers
                 1401 Walnut Street
                 Philadelphia, PA  19102
                 Telecopier No.: (215) 568-6603
                 Attention: Brian J. Sisko

          (b)    If to DA, CPG or any Holder:

                 c/o DirectAmerica Corporation
                 300 Esplanade Drive
                 Suite 1680
                 Oxnard, California 93030
                 Telecopier No.: (805) 981-0230
                 Attention: President


                 With a copy to:

                 Hogan & Hartson, L.L.P.
                 Columbia Square
                 555 Thirteenth Street, N.W.
                 Washington, D.C.  20004
                 Telecopier No. (202) 637-5910
                 Attention: Alan L. Dye

          Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person, including, without limitation, any partnership or joint venture in which either of the Companies (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 10 percent or more;

          (b) "business day" means any day other than a day on which banks in New York are required or authorized to be closed.

          (c) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3)) of the Exchange Act); and

          (d) "subsidiary" or "subsidiaries" of either Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which a Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          Section 9.4 Amendment. This Agreement may be amended by the Companies and Parent (without the consent of any Holder) by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment may be made which by law requires further approval by the stockholders of the Companies without such further approval; provided, further, that no amendment that adversely affects a Holder shall be binding on or effective as to such Holder without such Holder's written consent. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          Section 9.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          Section 9.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 9.7 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any rule of law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

          Section 9.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and undertakings (including, without limitation, any agreements or understandings contained in the letter dated September 8, 1995 by and among Parent, the Companies and the Holders) both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that the terms and provisions of that certain Confidentiality Agreement dated September 8, 1995 by and among the Companies and Parent (the "Confidentiality Agreement") shall survive the execution of this Agreement and continue in full force and effect. Each Holder hereto agrees to comply with all terms of the Confidentiality Agreement as if he were named a party therein.

          Section 9.9 Assignment, Merger Sub. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

          Section 9.10 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          Section 9.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          Section 9.12 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

          Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same Agreement.

          Section 9.14 Joint Participation. Each of the Companies and each of the Holders has participated in the drafting of this Agreement and expressly acknowledges such joint participation, to avoid application of any rule construing contractual language against the party which drafted the language.

          Section 9.15 Exhibits and Schedules. All Exhibits and Disclosure Schedules attached hereto are delivered pursuant to this Agreement are incorporated by reference into, and made a part of, this Agreement.

          Section 9.16 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB THE COMPANIES AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

          IN WITNESS WHEREOF, Parent, Merger Sub, each of the Companies and each Holder have caused this Agreement to be executed as of the date first written above.

                           National Media Corporation

                           By: /s/ Mark P. Hershhorn
                              -----------------------------------
                              Name: Mark P. Hershhorn
                              Title: President and Chief Executive Officer


                           DA Acquisition Corp.

                           By: /s/ Mark P. Hershhorn
                              ------------------------------------
                              Name: Mark P. Hershhorn
                              Title: President

                           DirectAmerica Corporation

                           By: /s/ Bruce D. Goodman
                              ------------------------------------
                              Name: Bruce D. Goodman
                              Title: President


                           California Production Group, Inc.

                           By: /s/ Bruce D. Goodman
                              -------------------------------------
                              Name: Bruce D. Goodman
                              Title: President




                             [SIGNATURES CONTINUED]

                    [SIGNATURES CONTINUED FROM PREVIOUS PAGE]

                                    HOLDERS:



                                      /s/ John W. Kirby
                                      -------------------------
                                      John W. Kirby


                                      /s/ Bruce D. Goodman
                                      -------------------------
                                      Bruce D. Goodman


                                      /s/ Paul R. Brazina
                                      -------------------------
                                      Paul R. Brazina

      The following is a summary of all omitted Exhibits to the foregoing Merger
Agreement:

           Exhibit A - Kirby Employment Agreement (filed as Exhibit 10.1 to the
                       Form 8-K).
           Exhibit B - Goodman Employment Agreement
                       (filed as Exhibit 10.2 to the Form 8-K).
           Exhibit C - Brazina Employment Agreement.
           Exhibit D - List of Directors and Officers.
           Exhibit E - Recipients of Merger Consideration.
           Exhibit F - Form of Legal Opinion.
           Exhibit G - Investor Representations.
           Exhibit H - Indemnification Percentages.
           Exhibit I - Form of Surety Agreement.

      Parent hereby agrees to furnish supplementally to the SEC copies of Exhibits C-I upon request of the SEC.